Exhibit 5.1

LUSE GORMAN POMERENK & SCHICK

A PROFESSIONAL CORPORATION

ATTORNEYS AT LAW

5335 Wisconsin Avenue, NW, Suite 780

Washington, D.C. 20015

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Telephone (202) 274-2000

Facsimile (202) 362-2902

www.luselaw.com

WRITER’S DIRECT DIAL NUMBER

(202) 274-2000

November 21, 2014

The Board of Directors

Cape Bancorp, Inc.

225 North Main Street

Cape May Court House, New Jersey 08210

Ladies and Gentlemen:

We have acted as special counsel to Cape Bancorp, Inc., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, by the Company of an aggregate of 3,307,678 shares of common stock, par value $0.01 per share (the “Shares”), of the Company and the related preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-4 (the “Registration Statement”). In rendering the opinion set forth below, we do not express any opinion concerning law other than the federal law of the United States and the corporate law of the State of Maryland. We have not passed upon and do not purport to pass upon the application of securities or “blue-sky” laws of any jurisdiction.

We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments, and have examined such matters of law, as we have deemed necessary or advisable for purposes of rendering the opinion set forth below. As to matters of fact, we have examined and relied upon the representations of the Company contained in the Registration Statement and, where we have deemed appropriate, representations or certificates of officers of the Company or public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies. In making our examination of any documents, we have assumed that all parties other than the Company had the corporate power and authority to enter into and perform all obligations thereunder, and, as to such parties, we have also assumed the due authorization by all requisite action, the due execution and delivery of such documents and the validity and binding effect and enforceability thereof.

Cape Bancorp, Inc.

November 21, 2014

Based on the foregoing, we are of the opinion that the Shares are duly authorized and, when issued as contemplated in the Registration Statement and the Agreement and Plan of Merger, dated as of September 10, 2014, by and between Cape Bancorp, Inc. and Colonial Financial Services, Inc., will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Opinions” in the Proxy Statement/Prospectus which is part of such Registration Statement.

Very truly yours,

/s/ Luse Gorman Pomerenk & Schick, P.C.

LUSE GORMAN POMERENK & SCHICK
A Professional Corporation